EXHIBIT 10.4

Roland C. Smith

September 1, 2011

Peter May
Vice Chairman
The Wendy's Company
One Dave Thomas Boulevard
Dublin, Ohio 43017

Dear Peter:

Reference is hereby made to that certain employment letter agreement between me and The Wendy's Company (together with any predecessor entity and subsidiaries, the “Company”) dated December 18, 2008 (the “Employment Letter Agreement”). This letter agreement supplements my earlier letter agreement with the Company dated July 20, 2011 regarding the relocation of the Company's headquarters and the occurrence of a “Triggering Event” under the terms of the Employment Letter Agreement. This letter agreement is being delivered in connection with the offer of employment made recently by the Company to a candidate to assume the position of Chief Executive Officer of the Company, with such employment to commence on or about September 12, 2011.
Effective as of September 12, 2011, I agree to resign from my position as President and Chief Executive Officer of the Company. Following such resignation, I will continue to serve as an employee of the Company in the capacity of special advisor until December 30, 2011 at the same compensation level (including without limitation salary, bonus and employee benefits) as provided in my Employment Agreement, during which time I will provide advice and counsel as requested. I will also continue to serve as a member of the Company's Board of Directors until my resignation, removal or replacement. All capitalized but undefined terms used in this letter agreement shall have the meanings ascribed to such terms in the Employment Letter Agreement.
During the period of my continued employment with the Company, all of my unvested equity awards outstanding as of the date of this letter agreement will continue to vest in accordance with their terms and the terms of the Employment Letter Agreement. In addition, with respect to any and all stock options now held by me which are exercisable as of and following the termination of my employment with the Company, each such vested stock option may be exercised by me within the earlier of (i) one year following my resignation or termination as a director of the Company and (ii) the date on which such stock option expires (including upon expiration of the options in a going private transaction).
Upon the termination of my employment, for any reason and at any time, my employment will be deemed to have been terminated by me due to a Triggering Event and I will be entitled to receive all of the payments and benefits pursuant to Section 2(a) of the Employment Letter Agreement, subject to my complying with all of the terms and conditions of the Employment Letter Agreement, including, without limitation, Section 2(c)(release) and Section (6)(post-termination restrictions) thereof. Other than the foregoing, I understand that I will be entitled to no other severance payments or benefits from the Company.

Except as specifically amended hereby, the Employment Letter Agreement is and remains unmodified and in full force and effect.

/s/ Roland C. Smith___________
Roland C. Smith
Agreed to and Accepted by:

The Wendy's Company

By: /s/ Nils H. Okeson________________

Its: SVP, General Counsel & Secretary___

Date: September 1, 2011______________